U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

    Poteat                Coy                    Edward
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   (Last)               (First)                 (Middle)

    2612 Eastbrook Lane
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                                    (Street)

    Statesville                      NC                        28625
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   6/18/2002

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and (Ticker) or (Trading Symbol)

   ALLERGY IMMUNO TECHNOLOGIES, INC. (ALIM)

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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)

                                      N/A
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7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

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

*    If the Form is filed by more than one  Reporting  Person,  see
Instruction 5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5.Owner-
                                                    3. Title and Amount of Securities                   ship
                                                       Underlying Derivative Security                   Form of
                         2. Date Exercisable           (Instr. 4)                                       Derivative
                            and Expiration Date     ---------------------------------    4.Conver-      Security:
                            (Month/Day/Year)                               Amount          sion or      Direct     6. Nature of
                         ----------------------                            or              Exercise     (D) or       Indirect
                         Date       Expira-                                Number          Price of     Indirect      Beneficial
1. Title of Derivative   Exer-      tion                                   of              Derivative   (I)           Ownership
  Security (Instr. 4)    cisable    Date            Title                   Shares          Security     (Instr.5)     (Ins. 5)
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
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


Explanation of Responses:




/s/      C. Edward Poteat                                   07/30/2002
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**Signature of Reporting Person                             Date

**   Intentional misstatements or omissions of facts constitute Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.